Exhibit 99.1
GUILD HOLDINGS COMPANY REPORTS FIRST QUARTER 2021 RESULTS
- Generated Originations of $9.8 Billion, Representing Year-Over-Year Growth of 70% -
- Net Revenue Increased 209% Year-Over-Year to $526 Million -
- Net Income of $161 Million Compared to a Loss of $13 Million in the First Quarter of 2020 -
- Adjusted Net Income Increased 84% Year-Over-Year to $106 Million -
- Declares Special Cash Dividend of $1.00 Per Share -
- Company Signs Agreement to Strategically Expand to Northeast with the Acquisition of Residential Mortgage Services, Inc., Subsequent to Quarter End -

SAN DIEGO, California May 11, 2021 – Guild Holdings Company (NYSE: GHLD) (“Guild” or the “Company”), a growth-oriented mortgage company that employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of homeownership, today announced results for the first quarter ended March 31, 2021.

First Quarter 2021 Year-Over-Year Highlights
•Grew net income to $160.6 million compared to a loss of $13.0 million
•Purchase originations represented $3.6 billion, or 37% of overall loan volume
•Adjusted EBITDA increased to $144.3 million from $82.0 million
“I am pleased to report another quarter of strong financial performance, with 70% year-over-year growth in funded origination volumes and meaningful growth in net revenue. We believe our results reinforce our differentiated business model focused on purchase lending, which has generated more consistent origination volumes and higher returns across interest rate cycles,” stated Mary Ann McGarry, Chief Executive Officer. “Looking ahead, we remain well-positioned to grow given our focus on purchase loans in the retail channel, an expanding geographic footprint, and our scale-enabled servicing platform. While rising interest rates, slowing refinancing activity, low supply of homes, and contracting margins will impact Guild and the entire mortgage industry, we will continue to focus on creating shareholder value across all cycles and extending our history of profitable growth.”

Other Highlights Subsequent to Quarter End
•The Board of Directors of Guild declared a special cash dividend of $1.00 per share on its Class A and Class B common stock. The $1.00 per share dividend will be paid on or about May 28, 2021 to stockholders of record on May 21, 2021.
•On May 11, 2021, the Company announced an agreement to acquire Residential Mortgage Services, Inc. (“RMS”), a high growth retail originator focused in the Northeast. Given RMS’ focus on the retail and purchase market, it is highly complementary to Guild. The acquisition is expected to close in the third quarter of 2021 and be accretive to earnings in 2021.
First Quarter Results:
•Originated 37% of closed loan origination volume from purchase business, compared to the Mortgage Bankers Association average of 29%
•Grew gain on sale margins on originations by 9% year-over-year to 457 bps
•Gain on sale margins on pull-through adjusted locked volume grew 61% year-over-year to 480 bps
•Held refinance recapture to 69%

 First Quarter Summary

($ amounts in millions, except per share amounts)	1Q’21	4Q’20	1Q’20	YoY %∆
Total in-house originations	$9,768.0	$10,580.2	$5,744.2	70%
Gain on sale margin on originations (bps)	457	436	418	9%
Gain on sale margin on pull-through adjusted locked volume	480	482	299	61%
UPB of servicing portfolio (period end)	$62,891.3	$59,969.7	$50,118.0	25%
Net revenue	$526.2	$454.2	$170.2	209%
Total expenses	$312.6	$353.7	$187.4	67%
Net income (loss)	$160.6	$77.7	($13.0)	NM
Return on equity	78.6%	43.6%	(13.2%)	NM
Adjusted net income	$106.4	$89.5	$57.9	84%
Adjusted EBITDA	$144.3	$121.2	$82.0	76%
Adjusted return on equity	52.1%	50.3%	58.7%	(11%)
Earnings per share	$2.68	$1.30	(*)	(*)
Diluted earnings per share	$2.67	$1.29	(*)	(*)
Adjusted earnings per share	$1.77	$1.49	(*)	(*)
(*) The Company does not have a calculated earnings per share for prior periods due to the fact the Company’s stock was not publicly traded prior to the fourth quarter of 2020.
First Quarter Origination Segment Results
Origination segment net income increased 133% year-over-year to $160.1 million from $68.8 million primarily driven by increased revenue earned from loan origination fees and gain on sale of loans. Gain on sale margins on originations increased approximately 9% year-over-year to 457 bps. Gain on sale margins on pull-through adjusted locked volume increased 61% year-over-year to 480 bps. Total pull-through adjusted locked volume in the first quarter was $9.3 billion. The segment’s expenses were $287.5 million compared to $172.2 million in the prior-year quarter primarily due to an increase in salaries, incentive compensation and benefits expenses paid to our origination teams. Expenses improved to 64% of net revenue compared to 71% in the prior-year quarter.

($ amounts in millions)	1Q’21	4Q’20	1Q’20	YoY %∆
Total in-house originations	$9,768.0	$10,580.2	$5,744.2	70%
In-house originations # (000’s)	35	37	21	67%
Net revenue	$447.6	$463.6	$241.0	86%
Total expenses	$287.5	$309.1	$172.2	67%
Net income allocated to origination	$160.1	$154.5	$68.8	133%
First Quarter Servicing Segment Results
Net income attributed to the servicing segment was $67.1 million compared to a loss of $79.3 million in the prior year. The Company’s in-house servicing portfolio grew 25% year-over-year to $62.9 billion, with loan servicing and other fees growing 17% to $45.2 million. The Company retained servicing rights of 94% for total loans sold in the first quarter of 2021.
Net revenue totaled $79.9 million compared to negative $69.0 million in the prior-year quarter driven by adjustments to the fair value of the Company’s Mortgage Servicing Rights, which increased to $35.7 million in the first quarter 2021, compared to a decrease of $108.6 million in the prior year. Guild recaptured 69% of refinance volumes as new originations, which aligns with Guild’s symbiotic business model. Servicing expenses were up 24% year-over-year due to an increase in salaries and benefits resulting from the hiring of additional employees throughout 2020 primarily to support the impact of the CARES Act.

As of March 31, 2021, approximately 2.9% of the loans in the Company’s servicing portfolio had elected the forbearance option compared to the industry average of 4.9%, as reported by the Mortgage Bankers Association.  As of April 30, 2021, approximately 2.7% of the loans in the Company’s servicing portfolio had elected the forbearance option compared to the mortgage industry’s average of 4.5%.

($ amounts in millions)	1Q’21	4Q’20	1Q’20	YoY %∆
UPB of servicing portfolio (period end)	$62,891.3	$59,969.7	$50,118.0	25%
# Loans serviced (000’s) (period end)	280	271	240	17%
Loan servicing and other fees	$45.2	$43.8	$38.5	17%
Valuation adjustment of MSRs	$35.7	($50.5)	($108.6)	133%
Net revenue	$79.9	($8.0)	($69.0)	216%
Total expenses	$12.8	$16.5	$10.3	24%
Net income (loss) allocated to servicing	$67.1	($24.5)	($79.3)	185%
Balance Sheet and Liquidity Highlights
The Company’s operating cash position was $315.5 million at March 31, 2021. The Company’s unutilized loan funding capacity represented $1.0 billion, while the unutilized Mortgage Servicing Rights line of credit was $146.1 million, based on total committed amounts and our borrowing base limitations.

($ amounts in millions)	March 31, 2021	December 31, 2020
Cash and cash equivalents	$315.5	$334.6
Mortgage servicing rights, net	$586.7	$447.0
Warehouse lines of credit	$2,071.3	$2,143.4
Notes payable	$165.0	$145.8
Total stockholders’ equity	$898.2	$736.0
Webcast and Conference call
The Company will host a webcast and conference call on Tuesday, May 11, 2021 at 8:00 am ET to discuss the Company’s results for the first quarter ended March 31, 2021.
The conference call will be available on the Company's website at https://ir.guildmortgage.com/. To listen to a live broadcast, go to the site at least 15 minutes prior to the scheduled start time in order to register. The conference call can also be accessed by the following dial-in information:
•1-855-327-6837 (Domestic)
•1-631-891-4304 (International)
Replay
A replay of the call will be available on the Company's website approximately two hours after the live call through May 25, 2021 on the investors section of the Company's website at https://ir.guildmortgage.com/. The replay is also available by dialing 1-844-512-2921 (United States) or 1-412-317-6671 (international). The replay pin number is 10014469.
About Guild Holdings Company
Guild is a growth-oriented mortgage company that employs a relationship-based loan sourcing strategy to execute on its mission of delivering the promise of homeownership in neighborhoods and communities across the United States. Guild was established in 1960 and has expanded its retail origination operation to now serve homebuyers in 32 states.

Contacts
Investors: investors@guildmortgage.net 858-956-5130 Media: Ryan Hall Nuffer, Smith, Tucker rch@nstpr.com Cell: 949-280-4704 619-296-0605
Forward-Looking Statements
This press release contains forward-looking statements. These forward-looking statements reflect our current views with respect to, among other things, future events and our financial performance. These statements are often, but not always, made through the use of words or phrases such as “may,” “should,” “could,” “predict,” “potential,” “believe,” “will likely result,” “expect,” “continue,” “will,” “anticipate,” “seek,” “estimate,” “intend,” “plan,” “projection,” “would” and “outlook,” or the negative version of those words or other comparable words or phrases of a future or forward-looking nature. These forward-looking statements are not historical facts and are based on current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by management, many of which, by their nature, are inherently uncertain and beyond our control. Accordingly, we caution you that any such forward-looking statements are not guarantees of future performance and are subject to risks, assumptions and uncertainties that are difficult to predict. Although we believe that the expectations reflected in these forward-looking statements are reasonable as of the date made, actual results may prove to be materially different from the results expressed or implied by the forward-looking statements.
Important factors that could cause our actual results to differ materially from those indicated in these forward-looking statements include, but are not limited to, the following: any changes in macro-economic conditions and in U.S. residential real estate market conditions, including changes in prevailing interest rates or monetary policies and the effects of the ongoing COVID-19 pandemic; any disruptions in the secondary home loan market and their effects on our ability to sell the loans that we originate; any changes in certain U.S. government-sponsored entities and government agencies, including Federal National Mortgage Association (“FNMA”), the Federal Home Loan Mortgage Corporation (“FHLMC”), Government National Mortgage Association (“GNMA”), the Federal Housing Administration (“FHA”), the United States Department of Agriculture Rural Development (“USDA”) and the United States Department of Veteran’s Affairs (“VA”), or their current roles; the effects of any termination of our servicing rights; the effects of our existing and future indebtedness on our liquidity and our ability to operate our business; any failure to maintain and improve the technological infrastructure that supports our origination and servicing platform; any failure to maintain or grow our historical referral relationships with our referral partners; any failure to continue the historical levels of growth in our market share in the mortgage origination and servicing industry; any decline in our ability to recapture loans from borrowers who refinance; our inability to attract, integrate and retain qualified personnel; our failure to identify, develop and integrate acquisitions of other companies or technologies, or any diversion of our management’s attention due to the foregoing; inaccuracies in the estimates of the fair value of the substantial portion of our assets that are measured on that basis (including our mortgage servicing rights, or “MSRs”); the failure of the internal models that we use to manage risk and make business decisions to produce reliable or accurate results; the costs of potential litigation and claims; the degree of business and financial risk associated with certain of our loans; any cybersecurity breaches or other attacks involving our computer systems or those of our third-party service providers; any changes in applicable technology and consumer outreach techniques; our inability to secure additional capital, if needed, to operate and grow our business; the impact of operational risks, including employee or consumer fraud, the obligation to repurchase sold loans in the event of a documentation error, and data processing system failures and errors; any repurchase or indemnification obligations caused by the failure of the loans that we originate to meet certain criteria or characteristics; the seasonality of the mortgage origination industry; any failure to protect our brand and reputation; the risks associated with adverse weather conditions and man-made or natural events; our exposure to additional income tax liabilities and changes in tax laws, or disagreements with the Internal Revenue Service (“IRS”) regarding our tax positions; any failure to adequately protect our intellectual property and the costs of any potential intellectual property disputes; any non-compliance with the complex laws and regulations governing our industry and the related costs associated with maintaining and monitoring compliance; any changes in the laws and regulations governing our industry that would require us to change our business practices, raise compliance costs or other costs of doing business; our control by, and any conflicts of interest with, McCarthy Capital Mortgage Investors, LLC (“MCMI”); the significant influence on our business that members of our board and management team are able to exercise as stockholders; our dependence, as a holding company, upon distributions from Guild Mortgage Co. to meet our obligations; the risks related to our becoming a public company; the risks related to losing our status as an “emerging growth company”; the risks related to our status as a “smaller reporting company” and a “controlled company”; the risks related to our Class A common stock and our dual class common stock structure; and the other risks, uncertainties and factors set forth under Item IA. – Risk Factors and all other disclosures appearing in Guild’s  Annual Report on Form 10-K for the year ended December 31, 2020, as well as other documents Guild files from time to time with the Securities and Exchange Commission.
The foregoing factors should not be construed as exhaustive and should be read together with the other cautionary statements included in this press release. If one or more events related to these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, actual results may differ materially from what we anticipate. Many of the important factors that will determine these results are beyond our ability to control or predict. Accordingly, you should not place undue reliance on any such forward-looking statements. Any forward-looking statement speaks only as of the date on which it is made, and, except as otherwise required by law, we do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise. New factors emerge from time to time, and it is not possible for us to predict which will arise. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

Condensed Consolidated Balance Sheets
(In thousands, except share and per share amounts)
(Unaudited)

	March 31, 2021	December 31, 2020
Assets
Cash and cash equivalents	$315,450	$334,623
Restricted cash	4,511	5,010
Mortgage loans held for sale	2,345,927	2,368,777
Ginnie Mae loans subject to repurchase right	1,240,882	1,275,842
Accounts and interest receivable	38,227	43,390
Derivative asset	135,069	130,338
Mortgage servicing rights, net	586,717	446,998
Goodwill	62,834	62,834
Other assets	148,300	150,275
Total assets	$4,877,917	$4,818,087
Liabilities and stockholders’ equity
Warehouse lines of credit	$2,071,333	$2,143,443
Notes payable	165,000	145,750
Ginnie Mae loans subject to repurchase right	1,241,726	1,277,026
Accounts payable and accrued expenses	43,733	41,074
Accrued compensation and benefits	75,793	106,313
Investor reserves	14,877	14,535
Income taxes payable	29,320	19,454
Contingent liabilities due to acquisitions	16,568	18,094
Derivative liability	—	38,270
Operating lease liabilities	90,530	94,891
Note due to related party	4,138	4,639
Deferred compensation plan	94,039	89,236
Deferred tax liability	132,632	89,370
Total liabilities	3,979,689	4,082,095
Commitments and contingencies
Stockholders’ equity
Preferred stock, $0.01 par value; 50,000,000 shares authorized; no shares issued and outstanding	—	—
Class A common stock, $0.01 par value; 250,000,000 shares authorized; 19,666,981 shares issued and outstanding at March 31, 2021 and December 31, 2020	197	197
Class B common stock, $0.01 par value; 100,000,000 shares authorized; 40,333,019 shares issued and outstanding at March 31, 2021 and December 31, 2020	403	403
Additional paid-in capital	19,667	18,035
Retained earnings	877,961	717,357
Total stockholders' equity	898,228	735,992
Total liabilities and stockholders’ equity	$4,877,917	$4,818,087

Condensed Consolidated Statements of Income (Loss)
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Revenue
Loan origination fees and gain on sale of loans, net	$446,589	$239,861
Loan servicing and other fees	45,199	38,532
Valuation adjustment of mortgage servicing rights	35,743	(108,649)
Interest income	15,098	13,001
Interest expense	(16,511)	(12,934)
Other income, net	69	389
Net revenue	526,187	170,200
Expenses
Salaries, incentive compensation and benefits	266,724	148,013
General and administrative	26,906	22,225
Occupancy, equipment and communication	14,832	13,318
Depreciation and amortization	1,654	1,887
Provision for foreclosure losses	2,462	1,924
Total expenses	312,578	187,367
Income (loss) before income tax expense (benefit)	213,609	(17,167)
Income tax expense (benefit)	53,005	(4,181)
Net income (loss)	$160,604	$(12,986)

Net income per share attributable to Class A and Class B Common Stock:
Basic	$2.68
Diluted	$2.67
Weighted average shares outstanding of Class A and Class B Common Stock:
Basic	60,000
Diluted	60,211

Key Performance Indicators
Management reviews several key performance indicators to evaluate our business results, measure our performance and identify trends to inform our business decisions. Summary data for these key performance indicators is listed below.

	Three Months Ended March 31,
($ and units in thousands)	2021	2020
Origination Data
$ Total in-house origination(1)	$9,768,037	$5,744,246
# Total in-house origination	35	21
$ Retail in-house origination	9,484,695	5,546,317
# Retail in-house origination	33	20
$ Retail brokered origination(2)	13,315	27,060
Total originations	9,781,352	5,771,306
Gain on sale margin (bps)(3)	457	418
Pull-through adjusted locked volume(4)	9,311,747	8,021,328
Gain on sale margin on pull-through adjusted locked volume (bps)(5)	480	299
Refinance recapture rate(6)	69%	63%
Purchase origination %	37%	50%
Servicing Data
UPB (period end)(7)	$62,891,262	$50,117,988
_________________
(1)Includes retail and correspondent loans and excludes brokered loans.
(2)Brokered loans are defined as loans we originate in the retail channel that are processed by us but underwritten and closed by another lender. These loans are typically for products we choose not to offer in-house.
(3)Represents the components of loan origination fees and gain on sale of loans, net divided by total in-house origination to derive basis points.
(4)Pull-through adjusted locked volume is equal to total locked volume multiplied by pull-through rates of 92.2% and 86.9% as of March 31, 2021 and 2020, respectively. We estimate the pull-through rate based on changes in pricing and actual borrower behavior using a historical analysis of loan closing data and “fallout” data with respect to the number of commitments that have historically remained unexercised.
(5)Represents the components of loan origination fees and gain on sale of loans, net divided by pull-through adjusted locked volume.
(6)Refinance recapture rate is calculated as the total UPB of our clients that originated a new mortgage with us to refinance an existing mortgage in a given period, divided by the total UPB of our clients that paid off their existing mortgage and originated a new mortgage in the same period.
(7)Excludes subserviced portfolio of $729.7 million and $1.2 billion as of March 31, 2021 and 2020, respectively.

GAAP to non-GAAP Reconciliations
Reconciliation of Net Income (Loss) to Adjusted Net Income
(In millions, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Net income (loss)	$160.6	$(13.0)
Add adjustments:
Change in fair value of MSRs due to model inputs and assumption	(80.6)	86.1
Change in fair value of contingent liabilities due to acquisitions	6.6	9.0
Stock-based compensation	1.6	—
Tax impact of adjustments(1)	18.2	(24.3)
Adjusted Net Income	$106.4	$57.9

Weighted average shares outstanding of Class A and Class B Common Stock	60
Adjusted earnings per share(2)	$1.77
_________________
Amounts may not foot due to rounding.
(1)Implied tax rate used was 25.1% and 25.5% for the quarters ended March 31, 2021 and 2020, respectively.
(2)We define adjusted earnings per share as our adjusted net income divided by the basic weighted average shares outstanding of Class A and Class B common stock.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Net income (loss)	$160.6	$(13.0)
Add adjustments:
Interest expense on non-funding debt	1.4	2.2
Income tax expense (benefit)	53.0	(4.2)
Depreciation and amortization	1.7	1.9
Change in fair value of MSRs due to model inputs and assumptions	(80.6)	86.1
Change in fair value of contingent liabilities due to acquisitions	6.6	9.0
Stock-based compensation	1.6	—
Adjusted EBITDA	$144.3	$82.0

Reconciliation of Return on Equity to Adjusted Return on Equity
(In millions)
(Unaudited)

	Three Months Ended March 31,
	2021	2020
Numerator: Adjusted Net Income	$106.4	$57.9
Denominator: Average stockholders’ equity	817.1	394.5
Adjusted Return on Equity	52.1%	58.7%
Return on Equity	78.6%	(13.2)%

Non-GAAP Financial Measures
We disclose certain financial measures for our consolidated and operating segment results on both a GAAP and a non-GAAP (adjusted) basis. The non-GAAP financial measures disclosed should be viewed in addition to, and not as an alternative to, results prepared in accordance with GAAP. Our use of each of the following non-GAAP financial measures may differ from similarly titled non-GAAP financial measures presented by other companies, and other companies may not define these non-GAAP financial measures, or reconcile them to the comparable GAAP financial measures, in the same way
Adjusted Net Income. We define Adjusted Net Income as earnings before the change in the fair value measurements related to our MSRs, contingent liabilities related to completed acquisitions due to changes in valuation assumptions and stock-based compensation. The fair value of our MSRs is estimated based on a projection of expected future cash flows and the fair value of our contingent liabilities related to completed acquisitions is estimated based on a projection of expected future earn-out payments. Adjusted Net Income is also adjusted by applying an implied tax effect to these adjustments. The Company excludes the change in the fair value of its MSRs due to changes in model inputs and assumptions from Adjusted Net Income and Adjusted EBITDA because the Company believes this non-cash, non-realized adjustment to net revenue is not indicative of the Company’s operating performance or results of operation but rather reflects changes in model inputs and assumptions (e.g., discount rates and prepayment speed assumptions) that impact the carrying value of the Company’s MSRs from period to period. The Company also excludes stock-based compensation because the Company believes it is a non-cash expense that is not reflective of its core operations or indicative of its ongoing operations.
Adjusted EBITDA. We define Adjusted EBITDA as earnings before interest (without adjustment for net warehouse interest related to loan fundings and payoff interest related to loan prepayments), taxes, depreciation and amortization exclusive of any change in the fair value measurements of the MSRs due to valuation assumptions, contingent liabilities from business acquisitions and stock-based compensation. The Company excludes the change in the fair value of its MSRs due to changes in model inputs and assumptions from Adjusted Net Income and Adjusted EBITDA because the Company believes this non-cash, non-realized adjustment to net revenue is not indicative of the Company’s operating performance or results of operation but rather reflects changes in model inputs and assumptions (e.g., discount rates and prepayment speed assumptions) that impact the carrying value of the Company’s MSRs from period to period. The Company also excludes stock-based compensation because the Company believes it is a non-cash expense that is not reflective of its core operations or indicative of its ongoing operations.
Adjusted Return on Equity. We define Adjusted Return on Equity as Adjusted Net Income as a percentage of average beginning and ending stockholders’ equity during the period. For periods of less than one year, Adjusted Return on Equity is shown on an annualized basis.
We use these non-GAAP financial measures to evaluate our operating performance, to establish budgets and to develop operational goals for managing our business. These non-GAAP financial measures are designed to evaluate operating results exclusive of fair value adjustments that are not indicative of management’s operating performance. Accordingly, we believe that these financial measures provide useful information to investors and others in understanding and evaluating our operating results, enhancing the overall understanding of our past performance and future prospects.
Our non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of these non-GAAP financial measures rather than net income (loss), which is the most directly comparable financial measure calculated and presented in accordance with GAAP for Adjusted Net Income and Adjusted EBITDA, and return on equity, which is the most directly comparable financial measure calculated and presented in accordance with GAAP for Adjusted Return on Equity. These limitations include that these non-GAAP financial measures are not based on a comprehensive set of accounting rules or principles and many of the adjustments to the GAAP financial measures reflect the exclusion of items that are recurring and may be reflected in the Company’s financial results for the foreseeable future. In addition, other companies may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison.